Exhibit 4.3

•••Industry Industria Canada Canada Canada Certificate of Amendment Certificat de modification Canada Business Corporations Act Lol canadienne sur les socletes par actions AETERNA ZENTARIS INC. Corporate name I Denomination socialc 264271-9 Corporation number I Numcro de societe I HEREBY CERTIFY that the articles of theJE CERTIFIE que les statuts de Ia societe above-named corporation are amended undersusmentionnee sont modifies aux termes de section 178 of the Canada Business !'article 178 de Ia Loi canadienne sur /es Corporations Act as set out in the attached societes par actions, tel qu'il est indique dans les articles of amendment. clauses modificatrices ci-jointes. Virginie Ethier Director I Directeur 2015-11-17 Date of Amendment (YYYY-MM-DD) Date de modification (MAA-MM-JJ)

Industry Canada Industrie Canada

Form 4
Articles of Amendment
Canada Business Corporations Act (CBCA) (s. 27 or 177)

Formulaire 4
Clauses modificatrices
Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1 Corporate name
Dénomination sociale
AETERNA ZENTARIS INC.

2 Corporation number
Numéro de la société
264271-9

3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l'annexe ci-jointe

4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Philip A. Theodore

Philip A. Theodore
843-900-3211

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA)

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA)

You are providing information required by the CBCA. Note that both the CBCA and the *Privacy Act* allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049

Canada

IC 3069 (2008/04)

Schedule I Annexe Amendment Schedules I Annexes-ModHicdon The issued and outstanding common shares in the capital of the Corporation (each, a Common Share) are hereby consolidated on the basis of one (1) post-consolidation Common Share for each one hundred (100) pre-consolidation Common Shares. No fractionalCommon Shares shall be issued upon the consolidation of the issued and outstanding Common Shares in accordance with the foregoing. All new Common Shares to be issued upon the issuance of the Certificate of Amendment shall be rounded down to the nearest whole number of Common Shares and all fractional Common Shares to which a registered shareholder would otherwise become entitled as a result of the consolidation will be aggregated and sold by the Corporation's transfer agent and registrar on the market, with the net proceeds therefrom being proportionately distributed to registered shareholders.